EXHIBIT 99.1

STEWART & STEVENSON SECURES FUNDING

FOR THIRD PROGRAM YEAR OF TRUCK AND TRAILER DELIVERIES

 CONTRACT MODIFICATION VALUED AT $316 MILLION

 Houston, March 30, 2005 – Stewart & Stevenson Services, Inc. (NYSE:SVC) announced today that Stewart & Stevenson Tactical Vehicle Systems, LP (TVS) was awarded a contract modification by the U.S. Army Tank Automotive and Armaments Command (TACOM) valued at approximately $316 million.  This contract modification firms up funding for base production during the third program year beginning October 1, 2005 of the current Family of Medium Tactical Vehicle (FMTV) production contract.

The contract modification is the result of a positive recommendation to continue fielding the FMTVs under this contract after the successful completion of production verification testing in the early stages of the current contract.  Approximately 2,770 FMTV trucks and trailers will be manufactured for delivery by the end of the program year ending September 30, 2006.

“We are pleased to receive this contract modification as confirmation of the outstanding success of the FMTV, and the latest production FMTV A1 vehicles delivered under this contract.  The FMTV A1 vehicles incorporate state-of-the-art environmental and technical upgrades and have further improved our reliability”, said Denny Dellinger, President of TVS.  “The FMTV trucks have provided significant mobility during Operation Iraqi Freedom and continue to provide unmatched off-road mobility with the highest reliability in the U.S. Army’s tactical vehicle fleet.”

Max Lukens, Stewart & Stevenson’s President and Chief Executive Officer, said, “This contract modification confirms our efforts to continually enhance the FMTV product in the eyes of U.S. Army and reflects the hard work by our employees to continue to build upon the FMTV success.”

Stewart & Stevenson has delivered over 26,000 FMTV vehicles since 1991 from their state-of-the-art facility in Sealy, Texas.  The FMTV, which includes 2.5-Ton and 5-Ton trucks in more than 15 active variants, has become the platform of choice for the U.S. Army, to include new C-130 transportable platforms such as the High Mobility Artillery Rocket System (HIMARS), and the Load Handling System (LHS).  More information can be found at http://www.ssss.com/fmtv.

Stewart & Stevenson Services, Inc. (NYSE: SVC), founded in 1902, is a billion-dollar company that manufactures, distributes, and provides service for a wide range of industrial products and diesel-powered equipment to key industries worldwide, including power generation, defense,  marine, petroleum and transportation.  For more information on Stewart & Stevenson visit www.ssss.com.

This press release contains forward-looking statements that are based on management’s current expectations, estimates, and projections.  These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Many factors, including those discussed more fully elsewhere in this release and in the Company’s filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K, as well as others, could cause results to differ materially from those stated.  These factors include, but are not limited to, risks of dependence on government and failure to obtain new government contracts, inherent risks of government contracts, risks of supply interruptions to Tactical Vehicle Systems segment, risks associated with Distributed Energy Solutions segment, risks of fixed-price contracts, risks as to cost controls,  risks of general economic conditions, risks of oil and gas industry economic conditions, risks of airline industry economic conditions, risks as to distributorships, risks as to licenses, risk of competition, risks relating to technology, risks as to terrorist attacks on the U.S. and their impact on the U.S. economy, risks relating to personnel, risks of claims and litigation, risks of product defects, risks as to foreign sales and global trade matters, risks as to information technology, risks as to acquisitions and restructuring activities, risks as to currency fluctuations, risks as to environmental and safety matters, and credit risks all as more specifically outlined in the Company’s latest annual report on Form 10-K. In addition, such forward-looking statements could be affected by general industry and market conditions and growth rates, general domestic and international conditions including interest rates, inflation and currency exchange rates and other future factors.  Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

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